Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

DG FASTCHANNEL, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”) as amended, DG FastChannel, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), has adopted the following Certificate of Amendment to its Certificate of Incorporation:

1.  The name of the Corporation is DG FastChannel, Inc.

2.  The following amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted by resolution of the Board of Directors of the Corporation on September 16, 2011.  The Amendment was adopted by the stockholders of the Corporation at a meeting of the stockholders duly called and held on November 1, 2011.

3.  The Certificate of Incorporation is hereby amended by deleting Article First and inserting in lieu thereof a new Article First to read as follows:

First:  The name of the Corporation is Digital Generation, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 2nd day of November, 2011.

By:	/s/ Omar A. Choucair
	Name:	Omar A. Choucair
	Title:	Chief Financial Officer